NEWS RELEASE

	Contacts:	Claire Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ▪ Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Second Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for August 7, 2013 at 11:30 a.m. Eastern
DALLAS, TEXAS, August 6, 2013 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2013. Net income for the second quarter of 2013 was $19.9 million of which $8.4 million was attributable to non-controlling interest, resulting in net income available to stockholders of $11.5 million, or $0.17 per share, compared to net income available to stockholders of $43.1 million, or $0.77 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $17.2 million, or $0.27 per share, for the second quarter of 2013, compared to net income available to stockholders of $35.2 million, or $0.63 per share, for the same period last year.
Net income for the first half of 2013 was $93.6 million of which $27.9 million was attributable to non-controlling interest, resulting in net income available to stockholders of $65.7 million, or $1.03 per share, compared to net income available to stockholders of $13.7 million, or $0.24 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $71.4 million, or $1.12 per share, for the first half of 2013, compared to net income available to stockholders of $43.7 million, or $0.78 per share, for the same period last year.
The following reconciles net income available to stockholders to net income.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net income available to stockholders	$11,496	$43,091	$65,680	$13,724
Plus: Net income attributable to non-controlling interest	8,446	2,183	27,913	440
Net income	$19,942	$45,274	$93,593	$14,164
Paul Eisman, CEO and President, commented, “Our Big Spring refinery had an excellent operational quarter recording its highest ever quarterly crude throughput of 70,807 barrels per day with total throughput of 72,124 barrels per day. We experienced a sharp decline in the WTI to WTS spread, declining approximately $11 per barrel for the second quarter compared to first quarter of 2013. The Gulf Coast 3/2/1 crack spreads declined by approximately $7 per barrel for the second quarter compared to first quarter of 2013. We are focused on opportunities to improve our assets and are planning a project that will be implemented during the Big Spring turnaround in 2014 that will increase overall distillate yield by 2% and will also increase total refinery throughput by 3,000 barrels per day.
“At Krotz Springs, we were able to increase our utilization of WTI in the second quarter to 31,000 barrels per day from 25,000 barrels per day in the first quarter of this year. In the quarter we incurred one-time costs affecting our Krotz Springs refining margin and operating expense totaling approximately $17 million or $3.11 per barrel related to downtime and repairs to the reformer unit. The refinery was returned to normal operations in early June after the repairs and is operating well. We completed work on the railcar unloading terminal facility at the Krotz Springs refinery and began receiving WTI crude oil with our existing railcars in late June. Crude differentials narrowed in the second quarter of 2013 compared to the first quarter of 2013, increasing the cost of WTI priced crude barrels at the Krotz Springs refinery on average by $16 per barrel. We also saw industry average Gulf Coast 2/1/1 high sulfur diesel to LLS crack spreads decline by approximately $4 per barrel for the second quarter compared to first quarter of 2013.
“In the second quarter we were impacted by sharp increases in RINs prices as we recorded approximately $8 million of expense. We are actively working to mitigate these costs by increasing branded and unbranded sales throughout our system, and also by blending biodiesel into our Big Spring product beginning in September. Based on current RINs pricing, we estimate our total RINs obligations for the year will be approximately $20 million.
“In California, we continue to work on permitting of our rail terminal and refinery light crude modification project, and expect to receive the permits during the fourth quarter. In addition, we are continuing work to utilize our logistical assets on the West Coast to provide terminaling services to third parties.
“For the third quarter of 2013, we expect the throughput at both the Big Spring and Krotz Springs refineries to average approximately 69,000 barrels per day. At Krotz Springs, we are planning to process 30,000 barrels per day of WTI during the third quarter of 2013.”
SECOND QUARTER 2013
Special items decreased earnings by $5.7 million for the second quarter of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million offset by $5.9 million associated with gains recognized on disposition of assets. Special items increased earnings by $7.9 million for the second quarter of 2012 which primarily included after-tax gains of $7.6 million associated with gains on commodity swaps, $0.5 million associated with heating oil call option crack spread contracts offset by $0.2 million associated with losses recognized on disposition of assets.
The combined refinery throughput for the second quarter of 2013 averaged 130,928 barrels per day ("bpd"), consisting of 72,124 bpd at the Big Spring refinery and 58,804 bpd at the Krotz Springs refinery, compared to 160,071 bpd for the second quarter of 2012, consisting of 64,558 bpd at the Big Spring refinery, 31,206 bpd at the California refineries and 64,307 bpd at the Krotz Springs refinery. The lower throughput rates were due to the California refineries being shut down during the first half of 2013 as well as the impact of the Krotz Springs refinery unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $16.21 per barrel for the second quarter of 2013 compared to $25.79 per barrel for the same period in 2012. This decrease is mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing WTI to WTS spread. The Krotz Springs refinery operating margin was $2.30 per barrel for the second quarter of 2013 compared to $5.28 per barrel for the same period in 2012. This decrease is mainly due to costs incurred from the unplanned shut down of the reformer unit and lower Gulf Coast 2/1/1 crack spreads, partially offset by the higher utilization of lower cost WTI priced crude oils.
The average Gulf Coast 3/2/1 crack spread for the second quarter of 2013 was $21.17 per barrel compared to $26.04 per barrel for the same period in 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the second quarter of 2013 was $4.15 per barrel compared to $7.72 per barrel for the same period in 2012.
The average WTI to WTS spread for the second quarter of 2013 was $0.36 per barrel compared to $5.36 per barrel for the same period in 2012. The average LLS to WTI spread for the second quarter of 2013 was $15.07 per barrel compared to $18.11 per barrel for the same period in 2012.
Asphalt margins for the second quarter of 2013 were $83.27 per ton compared to $67.31 per ton for the same period in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the second quarter of 2013 were $90.06 per ton compared to $43.34 per ton in the second quarter of 2012. This increase is primarily due to lower costs winter fill asphalt sold during the second quarter of 2013. The average blended asphalt sales price decreased 2.8% from $608.81 per ton in the second quarter of 2012 to $591.81 per ton in the second quarter of 2013 and the average non-blended asphalt sales price decreased 18.0% from $471.41 per ton in the second quarter of 2012 to $386.40 per ton in the second quarter of 2013.
Retail fuel sales volume increased by 14.5% from 41.5 million gallons in the second quarter of 2012 to 47.5 million gallons in the second quarter of 2013.

YEAR-TO-DATE 2013
Special items decreased earnings by $5.7 million for the first half of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, offset by $6.0 million associated with gains recognized on disposition of assets. Special items decreased earnings by $30.0 million for the first half of 2012 which primarily included after-tax losses of $19.6 million associated with losses on commodity swaps, $4.4 million associated with heating oil call option crack spread contracts, $5.8 million associated with the write-off of unamortized original issuance discount due to a term loan repayment and $0.2 million associated with losses recognized on disposition of assets.
The combined refinery throughput for the first half of 2013 averaged 124,457 bpd, consisting of 65,835 bpd at the Big Spring refinery and 58,622 bpd at the Krotz Springs refinery, compared to 148,027 bpd for the first half of 2012, consisting of 67,035 bpd at the Big Spring refinery, 16,000 bpd at the California refineries and 64,992 bpd at the Krotz Springs refinery. The lower throughput rates were due to the California refineries being shut down during the first half of 2013 as well as the impact of the Krotz Springs refinery unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $21.85 per barrel for the first half of 2013 compared to $20.32 per barrel for the same period in 2012. This increase is mainly due to a wider WTI to WTS spread, partially offset by lower Gulf Coast 3/2/1 crack spreads. The Krotz Springs refinery operating margin was $7.67 per barrel for the first half of 2013 compared to $5.55 per barrel for the same period in 2012. This increase is mainly due to the higher utilization of lower cost WTI priced crude oils, partially offset by lower Gulf Coast 2/1/1 crack spreads.
The average Gulf Coast 3/2/1 crack spread for the first half of 2013 was $24.76 per barrel compared to $25.41 per barrel for the same period in 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first half of 2013 was $6.16 per barrel compared to $10.09 per barrel for the same period in 2012.
The average WTI to WTS spread for the first half of 2013 was $5.86 per barrel compared to $3.76 per barrel for the same period in 2012. The average LLS to WTI spread for the first half of 2013 was $17.63 per barrel compared to $15.36 per barrel for the same period in 2012.
Asphalt margins for the first half of 2013 were $73.74 per ton compared to $62.30 per ton for same period in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the first half of 2013 were $77.81 per ton compared to $26.71 per ton in the first half of 2012. This increase is primarily due to lower costs winter fill asphalt sold during the first half of 2013. The average blended asphalt sales price decreased 4.3% from $595.62 per ton in the first half of 2012 to $570.28 per ton in the first half of 2013 and the average non-blended asphalt sales price increased 3.0% from $378.30 per ton in the first half of 2012 to $389.59 per ton in the first half of 2013.
Retail fuel sales volume increased by 10.9% from 82.9 million gallons in the first half of 2012 to 91.9 million gallons in the first half of 2013.
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.06 per share. The dividend is payable on September 19, 2013 to stockholders of record at the close of business on September 5, 2013.
CONFERENCE CALL
The Company has scheduled a conference call for Wednesday, August 7, 2013, at 11:30 a.m. Eastern, to discuss the second quarter 2013 results. To access the call, please dial 800-762-8779, or 480-629-9819, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also access the live webcast on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 21, 2013, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4630324#. The archived webcast will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company directly owns crude oil refineries in California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon USA also owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. Alon USA is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon USA is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,676,595	$1,910,489	$3,327,791	$3,702,622
Operating costs and expenses:
Cost of sales	1,497,712	1,686,876	2,875,969	3,305,550
Unrealized (gains) losses on commodity swaps	—	(12,871)	—	32,441
Direct operating expenses	71,446	76,874	145,668	149,083
Selling, general and administrative expenses (2)	43,101	36,208	84,842	71,348
Depreciation and amortization (3)	30,798	30,419	61,961	61,130
Total operating costs and expenses	1,643,057	1,817,506	3,168,440	3,619,552
Gain (loss) on disposition of assets	8,494	(345)	8,512	(214)
Operating income	42,032	92,638	167,863	82,856
Interest expense (4)	(20,261)	(24,300)	(41,553)	(55,340)
Equity earnings of investees	2,110	1,509	1,729	1,570
Other income (loss), net (5)	46	1,107	129	(6,993)
Income before income tax expense	23,927	70,954	128,168	22,093
Income tax expense	3,985	25,680	34,575	7,929
Net income	19,942	45,274	93,593	14,164
Net income attributable to non-controlling interest	8,446	2,183	27,913	440
Net income available to stockholders	$11,496	$43,091	$65,680	$13,724
Earnings per share, basic	$0.17	$0.77	$1.03	$0.24
Weighted average shares outstanding, basic (in thousands)	62,614	56,238	62,285	56,133
Earnings per share, diluted	$0.17	$0.65	$0.97	$0.21
Weighted average shares outstanding, diluted (in thousands)	68,071	66,635	67,743	66,562
Cash dividends per share	$0.22	$0.04	$0.26	$0.08
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(31,016)	$83,349	$129,754	$114,222
Investing activities	1,491	(32,615)	(12,082)	(49,266)
Financing activities	(88,873)	(43,507)	(99,500)	(164,506)
OTHER DATA:
Adjusted net income available to stockholders (6)	$17,200	$35,219	$71,372	$43,668
Adjusted earnings per share (6)	$0.27	$0.63	$1.12	$0.78
Adjusted EBITDA (7)	$66,492	$112,291	$223,170	$178,515
Capital expenditures (8)	22,208	25,968	30,622	40,525
Capital expenditures for turnaround and chemical catalyst	1,408	6,652	6,624	8,757

	June 30, 2013	December 31, 2012
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$134,468	$116,296
Working capital	173,604	87,242
Total assets	2,246,665	2,223,574
Total debt	529,764	587,017
Total debt less cash and cash equivalents	395,296	470,721
Total equity	684,452	621,186

REFINING AND MARKETING SEGMENT (A)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,443,614	$1,753,843	$2,857,739	$3,389,651
Operating costs and expenses:
Cost of sales	1,316,953	1,584,004	2,500,275	3,087,397
Unrealized (gains) losses on commodity swaps	—	(12,871)	—	32,441
Direct operating expenses	60,347	68,523	124,016	131,742
Selling, general and administrative expenses	14,598	9,073	28,519	17,609
Depreciation and amortization	26,107	25,758	52,612	52,035
Total operating costs and expenses	1,418,005	1,674,487	2,705,422	3,321,224
Gain on disposition of assets	7,405	4	7,405	4
Operating income	$33,014	$79,360	$159,722	$68,431
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$16.21	$25.79	$21.85	$20.32
Refinery operating margin – CA Refineries (10)	N/A	2.55	N/A	3.11
Refinery operating margin – Krotz Springs (10)	2.30	5.28	7.67	5.55
Refinery direct operating expense – Big Spring (11)	4.16	4.27	4.85	3.92
Refinery direct operating expense – CA Refineries (11)	N/A	7.41	N/A	12.96
Refinery direct operating expense – Krotz Springs (11)	4.63	3.83	4.53	3.91
Capital expenditures	$12,646	$17,476	$18,615	$26,177
Capital expenditures for turnaround and chemical catalyst	1,408	6,652	6,624	8,757
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$21.17	$26.04	$24.76	$25.41
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$9.78	$11.46	$10.42	$12.05
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$4.15	$7.72	$6.16	$10.09
WTI crude oil (per barrel)	94.20	93.45	94.23	98.23
Crude oil differentials (per barrel):
WTI less WTS (13)	$0.36	$5.36	$5.86	$3.76
LLS less WTI (13)	15.07	18.11	17.63	15.36
WTI less Buena Vista (13)	(10.50)	(14.80)	(13.12)	(13.89)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.69	$2.80	$2.77	$2.89
Gulf Coast ultra-low sulfur diesel	2.86	2.95	2.97	3.05
Gulf Coast high sulfur diesel	2.71	2.89	2.86	3.00
West Coast LA CARBOB (unleaded gasoline)	2.99	3.03	3.04	3.11
West Coast LA ultra-low sulfur diesel	2.89	2.97	3.01	3.11
Natural gas (per MMBtu)	4.02	2.35	3.76	2.43

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three and six months ended June 30, 2012 has been recast to provide a comparison to the current period results.

________________

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	53,627	74.4	52,250	81.0	49,446	75.1	53,898	80.4
WTI crude	17,180	23.8	10,738	16.6	14,380	21.8	11,472	17.1
Blendstocks	1,317	1.8	1,570	2.4	2,009	3.1	1,665	2.5
Total refinery throughput (14)	72,124	100.0	64,558	100.0	65,835	100.0	67,035	100.0
Refinery production:
Gasoline	35,057	48.7	30,885	47.8	32,436	49.4	33,012	49.2
Diesel/jet	24,748	34.4	21,242	32.9	22,038	33.6	21,739	32.5
Asphalt	4,453	6.2	4,041	6.2	3,909	6.0	4,288	6.4
Petrochemicals	4,628	6.4	3,838	5.9	4,179	6.4	3,988	6.0
Other	3,088	4.3	4,655	7.2	3,029	4.6	3,921	5.9
Total refinery production (15)	71,974	100.0	64,661	100.0	65,591	100.0	66,948	100.0
Refinery utilization (16)		101.2%		98.9%		97.1%		97.8%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	—	—	4,910	15.7	—	—	3,167	19.8
Heavy crude	—	—	23,367	74.9	—	—	11,368	71.0
Blendstocks	—	—	2,929	9.4	—	—	1,465	9.2
Total refinery throughput (14)	—	—	31,206	100.0	—	—	16,000	100.0
Refinery production:
Gasoline	—	—	3,406	11.0	—	—	1,700	10.7
Diesel/jet	—	—	7,328	23.7	—	—	3,663	23.1
Asphalt	—	—	9,920	32.1	—	—	5,086	32.1
Light unfinished	—	—	684	2.2	—	—	506	3.2
Heavy unfinished	—	—	8,983	29.1	—	—	4,596	29.0
Other	—	—	599	1.9	—	—	300	1.9
Total refinery production (15)	—	—	30,920	100.0	—	—	15,851	100.0
Refinery utilization (16)		—%		39.0%		—%		20.0%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	31,060	52.8	17,378	27.0	28,088	47.9	13,344	20.5
Gulf Coast sweet crude	26,226	44.6	46,905	73.0	28,857	49.2	51,128	78.7
Blendstocks	1,518	2.6	24	—	1,677	2.9	520	0.8
Total refinery throughput (14)	58,804	100.0	64,307	100.0	58,622	100.0	64,992	100.0
Refinery production:
Gasoline	22,710	37.9	26,486	40.6	24,800	41.5	26,400	40.3
Diesel/jet	24,267	40.5	27,270	41.9	23,330	39.0	27,991	42.8
Heavy Oils	521	0.9	2,511	3.9	1,144	1.9	2,830	4.3
Other	12,410	20.7	8,822	13.6	10,559	17.6	8,223	12.6
Total refinery production (15)	59,908	100.0	65,089	100.0	59,833	100.0	65,444	100.0
Refinery utilization (16)		68.9%		77.4%		71.5%		77.6%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$144,191	$152,911	$299,056	$245,460
Operating costs and expenses:
Cost of sales (17)(18)	127,953	135,748	273,469	218,420
Direct operating expenses	11,099	8,351	21,652	17,341
Selling, general and administrative expenses	1,555	994	3,203	1,920
Depreciation and amortization	1,563	1,414	3,112	2,796
Total operating costs and expenses	142,170	146,507	301,436	240,477
Operating income (loss)	$2,021	$6,404	$(2,380)	$4,983
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	180	238	310	374
Non-blended asphalt sales volume (tons in thousands) (20)	15	17	37	60
Blended asphalt sales price per ton (19)	$591.81	$608.81	$570.28	$595.62
Non-blended asphalt sales price per ton (20)	386.40	471.41	389.59	378.30
Asphalt margin per ton (21)	83.27	67.31	73.74	62.30
Capital expenditures	$2,599	$5,969	$4,391	$7,460

RETAIL SEGMENT (A)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$244,833	$232,239	$468,938	$448,881
Operating costs and expenses:
Cost of sales (18)	208,849	195,628	400,167	381,103
Selling, general and administrative expenses	26,755	25,950	52,752	51,438
Depreciation and amortization	2,554	2,623	4,822	5,122
Total operating costs and expenses	238,158	224,201	457,741	437,663
Gain (loss) on disposition of assets	1,089	(349)	1,107	(218)
Operating income	$7,764	$7,689	$12,304	$11,000
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	298	300	298	300
Retail fuel sales (thousands of gallons)	47,490	41,538	91,896	82,867
Retail fuel sales (thousands of gallons per site per month) (22)	55	48	54	48
Retail fuel margin (cents per gallon) (23)	20.2	22.5	20.2	20.2
Retail fuel sales price (dollars per gallon) (24)	$3.40	$3.60	$3.40	$3.53
Merchandise sales	$83,243	$82,511	$156,576	$155,993
Merchandise sales (per site per month) (22)	$93	$92	$88	$87
Merchandise margin (25)	31.6%	32.9%	31.9%	32.6%
Capital expenditures	$6,537	$1,866	$7,177	$6,105

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three and six months ended June 30, 2012 has been recast to provide a comparison to the current period results.

________________

(1)
Includes excise taxes on sales by the retail segment of $18,531 and $16,198 for the three months ended June 30, 2013 and 2012, respectively, and $35,836 and $32,322 for the six months ended June 30, 2013 and 2012, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $193 and $191 for the three months ended June 30, 2013 and 2012, respectively, and $368 and $381 for the six months ended June 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $574 and $624 for the three months ended June 30, 2013 and 2012, respectively, and $1,415 and $1,177 for the six months ended June 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(4)	Interest expense for the six months ended June 30, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with a term loan repayment.

(5)	Other income (loss), net for both the three and six months ended June 30, 2012, is substantially the gain (loss) on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to stockholders utilized in determining adjusted earnings per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax gain (loss) on heating oil call option crack spread contracts, after-tax unrealized gains (losses) on commodity swaps, after-tax costs associated with the unplanned reformer shutdown and repair and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income available to stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net income available to stockholders	$11,496	$43,091	$65,680	$13,724
Plus: Write-off of original issuance discount, net of tax	—	—	—	5,781
Plus: (Gain) loss on heating oil call option crack spread contracts, net of tax	—	(484)	—	4,413
Plus: Unrealized (gains) losses on commodity swaps, net of tax	—	(7,596)	—	19,621
Plus: Costs associated with the unplanned reformer shutdown and repair	11,643	—	11,643	—
Less: (Gain) loss on disposition of assets, net of tax	(5,939)	208	(5,951)	129
Adjusted net income available to stockholders	$17,200	$35,219	$71,372	$43,668
Adjusted earnings per share *	$0.27	$0.63	$1.12	$0.78
* Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income available to stockholders necessary to calculate earnings per share.

(7)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and gain (loss) on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps, gain (loss) on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to stockholders to Adjusted EBITDA for the three and six months ended June 30, 2013 and 2012:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net income available to stockholders	$11,496	$43,091	$65,680	$13,724
Net income attributable to non-controlling interest	8,446	2,183	27,913	440
Income tax expense	3,985	25,680	34,575	7,929
Interest expense	20,261	24,300	41,553	55,340
Depreciation and amortization	30,798	30,419	61,961	61,130
(Gain) loss on disposition of assets	(8,494)	345	(8,512)	214
Unrealized (gains) losses on commodity swaps	—	(12,871)	—	32,441
(Gain) loss on heating oil call option crack spread contracts	—	(856)	—	7,297
Adjusted EBITDA	$66,492	$112,291	$223,170	$178,515

(8)
Includes corporate capital expenditures of $426 and $657 for the three months ended June 30, 2013 and 2012, respectively, and $439 and $783 for the six months ended June 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and six months ended June 30, 2013 includes $3,830 and $6,794 of negative inventory effects. The refinery operating margin for the three and six months ended June 30, 2012 includes $648 and $337 of positive inventory effects.
The refinery operating margin excludes realized gains on commodity swaps of $10,018 and $9,994 for the three and six months ended June 30, 2013, as well as charges of $9,318 related to environmental compliance obligations for the three and six months ended June 30, 2013.
The refinery operating margin excludes realized losses on commodity swaps of $20,087 and $34,421 for the three and six months ended June 30, 2012.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our California refineries’ operating margin to the West Coast 3/1/1/1 crack spread. A West Coast 3/1/1/1 crack spread is calculated assuming that three barrels of Buena Vista crude oil are converted into one barrel of West Coast LA CARBOB pipeline gasoline, one barrel of LA ultra-low sulfur pipeline diesel and one barrel of LA 380 pipeline CST fuel oil.
We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 crack spread. A Gulf Coast 2/1/1 crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The California refineries suspended operations in December 2012 and therefore, no throughput data has been presented for the three and six months ended June 30, 2013. Throughput data for the California refineries for the six months ended June 30, 2012 reflects substantially three months of operations as the California refineries were not in operation for the first quarter of 2012.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales for the three months and six months ended June 30, 2013 includes approximately $32,000 and $108,000 of asphalt purchases sold as part of a supply and offtake arrangement. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)	At June 30, 2013 we had 298 retail convenience stores of which 286 sold fuel. At June 30, 2012 we had 300 retail convenience stores of which 287 sold fuel.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.